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                                                                    Exhibit 2(a)

                              DISCLOSURE STATEMENT

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                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA
                              LOS ANGELES DIVISION

In re                              )    Case No. LA 99-34245-ER
                                   )
THE SIRENA APPAREL GROUP, INC.,    )    Chapter 11
                                   )
                                   )
                                   )
                                   )
              Debtor.              )
___________________________________)

                 FIRST AMENDED DISCLOSURE STATEMENT ACCOMPANYING
                     FIRST AMENDED PLAN OF REORGANIZATION OF
                         THE SIRENA APPAREL GROUP, INC.
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

David A. Gill (State Bar No. 032145)
Anne E. Wells (State Bar No. 155975)
DANNING, GILL, DIAMOND & KOLLITZ, LLP
2029 Century Park East, Third Floor
Los Angeles, California 90067-2904
Telephone: (310) 277-0077
Facsimile: (310) 277-5735

Attorneys for THE SERENA APPAREL GROUP, INC.,
Debtor and Debtor-in-Possession

Benjamin S. Seigel (State Bar No. 59992)
BUCHALTER, NEMER, FIELDS & YOUNGER
601 South Figueroa Street, Suite 2400
Los Angeles, California 90017
Telephone: (213) 891-0700
Facsimile: (213) 896-0400

Attorneys for THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS

                              Dated: June 14, 2000

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                                TABLE OF CONTENTS

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I.    INTRODUCTION.............................................................1

A.    Purpose of This Document.................................................1

B.    Deadline for Voting and Objecting; Date of Plan Confirmation Hearing.....2

            1.    Time and Place of the Confirmation Hearing...................2
            2.    Deadline for Voting For or Against the Plan..................2
            3.    Deadline For Objecting to the Confirmation of the Plan.......2
            4.    Identity of Person to Contact for More Information Regarding
                  the Plan.....................................................3

C.    Disclaimer...............................................................3

II.   BACKGROUND...............................................................3

A.    Description and History of the Debtor's Business.........................3

B.    Principals/Affiliates of Debtor's Business...............................4

C.    Management of the Debtor Before and After the Bankruptcy.................4

D.    The Shareholder Litigation and the SEC Investigation.....................5

E.    The Foothill Pre-Petition Financing......................................6

F.    Events Leading to Chapter 11 Filing......................................6

G.    Significant Events During the Bankruptcy.................................6

            1.    Bankruptcy Proceedings.......................................6
            2.    Other Legal Proceedings.....................................11
            3.    Actual and Projected Recovery of Preferential or Fraudulent
                  Transfers...................................................11
            4.    Procedures Implemented to Resolve Financial Problems........12
            5.    Current and Historical Financial Conditions.................12

III.  SUMMARY OF THE PLAN OF REORGANIZATION...................................12

A.    What Creditors and Interest Holders Will Receive Under The Proposed
      Plan....................................................................13


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B.    Unclassified Claims.....................................................13

            1.    Administrative Fees and Costs...............................13
            2.    The Foothill Administrative Claim and the Exit Financing....14
            3.    Priority Tax Claims.........................................14

C.    Classified Claims and Interests.........................................15

            1.    Classes of Secured Claims...................................15
            2.    Classes of Priority Unsecured Claims........................16
            3.    Classes of Unsecured Claims.................................16
            4.    Class of Interest Holders...................................18

D.    Means of Effectuating the Plan..........................................18

            1.    Funding for the Plan........................................18
            2.    Post-confirmation Management................................18
            3.    Disbursing Agent............................................19
            4.    Objections to Claims........................................19
            5.    Reserve for Disputed Claims.................................20
            6.    Fractional Shares...........................................20

E.    Risk Factors............................................................20

            1.    General Risk Factors........................................20
            2.    Projections.................................................20
            3.    Competition in the Debtor's Industry........................20
            4.    Continuation of License Agreements..........................21
            5.    Lack of Established Market for New Common Stock.............21
            6.    Future Income...............................................21
            7.    Impact of Plan Assumptions Upon Feasibility.................21

F.    Other Provisions of the Plan............................................21

           1.     Executory Contracts and Unexpired Leases....................21
           2.     Benefit Plans...............................................23
           3.     Changes in Rates Subject to Regulatory Commission Approval..24
           4.     Retention of Jurisdiction...................................24
           5.     Reservations of Rights......................................24
           6.     Extinguishment of Causes of Action Under the Avoiding Power
                  Provisions..................................................25
           7.     Preservation of Insurance...................................25


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            8.    Exemption From Transfer Taxes...............................25
            9.    Bankruptcy Code ss.1145 Exemption...........................25

G.    Tax Consequences of Plan................................................25

IV.   CONFIRMATION REQUIREMENTS AND PROCEDURES................................26

A.    Who May Vote or Object..................................................26

            1.    Who May Object to Confirmation of the Plan..................26
            2.    Who May Vote to Accept/Reject the Plan......................26
            3.    Who is Not Entitled to Vote.................................27
            4.    Who Can Vote in More Than One Class.........................27
            5.    Votes Necessary to Confirm the Plan.........................27
            6.    Votes Necessary for a Class to Accept the Plan..............28
            7.    Treatment of Nonaccepting Classes...........................28
            8.    Request for Confirmation Despite Nonacceptance by Impaired
                  Class(es)...................................................28

B.    Liquidation Analysis....................................................28

C.    Feasibility.............................................................31

V.    EFFECT OF CONFIRMATION OF PLAN..........................................32

A.    Discharge...............................................................32

B.    Vesting of Property in the Reorganized Debtor...........................33

C.    Cancellation of Stock and Issuance of New Stock.........................33

D.    Amendment of Articles of Incorporation of the Reorganized Debtor........33

E.    Post-Confirmation Employment and Compensation of Professionals..........34

F.    Dissolution of Committee................................................34

G.    Modification of Plan....................................................34

H.    Post-Confirmation Status Report.........................................34

I.    Final Decree............................................................35


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VI.   SUPPORTING DECLARATION..................................................35


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                                       I.

                                  INTRODUCTION

      The Sirena Apparel Group, Inc. ("Sirena" or the "Debtor") is the debtor in a Chapter 11 bankruptcy case. On June 25, 1999 (the "Petition Date"), the Debtor commenced a bankruptcy case (the "Debtor's Case") by filing a voluntary Chapter 11 petition under the United States Bankruptcy Code, 11 U.S.C. ss.101 et seq. (the"Bankruptcy Code"). Chapter 11 allows the Debtor, and under some circumstances, creditors and other parties in interest, to propose a plan of reorganization (the "Plan"). The Plan may provide for the Debtor to reorganize by continuing to operate, to liquidate by selling assets of the estate, or for a combination of both. The Debtor and the Official Committee of Unsecured Creditors appointed in the Debtor's Case (the "Committee") are the proponents (the "Proponents") of the Plan which is sent to you in the same envelope as this document. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE ENCLOSED PLAN.

      This is a reorganizing plan. The Proponents seek to accomplish payments under the Plan by a combination of cash generated from operations, exit financing (the "Exit Financing") to be provided by Foothill Capital Corporation ("Foothill"), and the issuance of stock in a reorganized corporation that will be owned substantially by the Debtor's creditors (the "Reorganized Debtor"). The Reorganized Debtor will operate the Debtor's business following confirmation of the Plan. The Effective Date of the proposed Plan is the first business day that is eleven (11) days after the Clerk of the Bankruptcy Court enters an order confirming the Plan.

A. Purpose of This Document

      This Disclosure Statement summarizes the Plan, and provides certain information relating to the Plan and the process the Court follows in determining whether or not to confirm the Plan.

      READ THIS DISCLOSURE STATEMENT CAREFULLY IF YOU WANT TO KNOW ABOUT:

      (1)   WHO CAN VOTE OR OBJECT,
      (2) WHAT THE TREATMENT OF YOUR CLAIM IS (i.e., what your claim will receive if the Plan is confirmed), AND HOW THIS TREATMENT COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN LIQUIDATION,
      (3)   THE HISTORY OF THE DEBTOR AND SIGNIFICANT EVENTS DURING THE
            BANKRUPTCY,
      (4) WHAT THINGS THE COURT WILL LOOK AT TO DECIDE WHETHER OR NOT TO CONFIRM THE PLAN,
      (5)   WHAT IS THE EFFECT ON CONFIRMATION, AND
      (6)   WHETHER THIS PLAN IS FEASIBLE.


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      This Disclosure Statement cannot tell you everything about your rights.
You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and what is the best course of action for you.

      Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

      The Bankruptcy Code requires a Disclosure Statement to contain "adequate information" concerning the Plan. The Bankruptcy Court (the "Court") has approved this document as an adequate Disclosure Statement, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan. Any party can now solicit votes for or against the Plan.

      THE COMMITTEE, WHICH IS A JOINT PLAN PROPONENT WITH THE DEBTOR, BELIEVES THAT UNDER THE CIRCUMSTANCES OF THIS CASE, THE TERMS OF THE PLAN ARE FAIR AND APPROPRIATE AND MAXIMIZE THE POTENTIAL RETURN TO GENERAL UNSECURED CREDITORS. BASED UPON THE FOREGOING, THE COMMITTEE RECOMMENDS THAT GENERAL UNSECURED CREDITORS IN CLASSES 3 AND 4 VOTE IN FAVOR OF THE PROPOSED PLAN.

B. Deadline for Voting and Objecting; Date of Plan Confirmation Hearing

      THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON THE DEBTOR AND ON ALL CREDITORS AND INTEREST HOLDERS IN THIS CASE.

      1. Time and Place of the Confirmation Hearing

      The hearing at which the Court will determine whether or not to confirm the Plan will take place on July 24, 2000, at 10:00 a.m., in Courtroom 1568, 255
E. Temple St., Los Angeles, CA 90012.

      2. Deadline for Voting For or Against the Plan

      If you are entitled to vote, it is in your best interest to timely vote on the enclosed ballot and return the ballot in the enclosed envelope to the Danning, Gill, Diamond & Kollitz, LLP, 2029 Century Park East, Third Floor, Los Angeles, CA 90067; Attn Anne E. Wells, Esq.

      Your ballot must be received by July 17, 2000, at 5:00 p.m. or it will not be counted.

      3. Deadline For Objecting to the Confirmation of the Plan


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      Objections to the confirmation of the Plan must be filed with the Court and served upon: (1) counsel to the Debtor, Danning, Gill, Diamond & Kollitz, LLP, 2029 Century Park East, Third Floor, Los Angeles, CA 90067, Attn: Anne E. Wells; (2) counsel to the Committee, Buchalter, Nemer, Fields & Younger, 601 S. Figueroa Street, Suite 2400, Los Angeles, CA 90017-5704, Attn: Benjamin S. Seigel; and (3) counsel to Foothill, Brobeck, Phleger & Harrison, LLP, 555 S. Hope Street, Los Angeles, CA 90071, Attn: Susan P. Hall, so as to be received by 5:00 p.m. on July 12, 2000.

      4. Identity of Person to Contact for More Information Regarding the Plan

      Any interested party desiring further information about the Plan should contact counsel to the Debtor, David A. Gill, Danning, Gill, Diamond & Kollitz, LLP, 2029 Century Park East, Third Floor, Los Angeles, CA 90067, 310-277-0077 or counsel to the Committee, Benjamin S. Seigel, Esq., Buchalter, Nemer, Fields & Younger, 601 S. Figueroa Street, Suite 2400, Los Angeles, CA 90017-5704, phone:
213-891-0700.

C. Disclaimer

      The financial data relied upon in formulating the Plan is based on the Debtor's books and records kept in the ordinary course of business, and financial statements and projections prepared by the Debtor's financial professionals, with the assistance of the Debtor's management and internal accounting staff. The information contained in this Disclosure Statement is provided by the Debtor's management, in conjunction with the Debtor's accountants, Moss Adams, LLP., the Debtor's bankruptcy counsel, Danning, Gill, Diamond & Kollitz, LLP, and Richard E. Matthews, the Debtor's reorganization consultant. The Proponents represent that everything stated in the Disclosure Statement is true to the Proponents' best knowledge, based upon the information available to them. The Court has not yet determined whether or not the Plan is confirmable and makes no recommendations as to whether or not you should support or oppose the Plan.

      THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE DISCLOSURE STATEMENT, OR DETERMINED IF IT IS TRUTHFUL OR COMPLETE.

                                       II.

                                   BACKGROUND

A. Description and History of the Debtor's Business

      The Debtor is a Delaware corporation that is a leading designer, manufacturer and marketer of branded and private label women's swimwear, resortwear and intimate apparel. As of the Petition Date, the Debtor's branded products included the Liz Claiborne collection of better contemporary swimwear, the Anne Klein collection of designer swimwear, the Sirena collections of better misses' and better contemporary swimwear, the Hot Water collection of better juniors swimwear, the Rose Marie Reid collection of traditional misses' swimwear, the Sirena Kids collection of better children's


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swimwear, the WearAbouts collection of resortwear, and the Hang Ten collection of surfing-inspired swimwear for juniors and children. In addition, the Debtor's private label division provides value-priced swimwear and resortwear to national chain department stores and mass merchandisers under various labels. In February 1998, the Debtor acquired the Jezebel brand, a line of intimate apparel established in 1914. The Company's intimate apparel products are sold under both the Jezebel brand and the retailer's own brand names.

      The Debtor's products are sold in prestige department stores, traditional department stores, apparel speciality stores, national chain department stores, mass merchandisers, off-price retailers and mail order catalogs. For fiscal year 1998, Sirena reported that branded swimwear accounted for approximately 57.5% of the Company's net sales, private label swimwear accounted for approximately 24.9%, resortwear accounted for approximately 12.7% and intimate apparel (based upon five months of results after acquisition of the Jezebel brand) accounted for approximately 4.9%.

      For the fiscal year ending June 30, 1998, Sirena reported net sales of approximately $51,042,000, gross profit of $12,339,000, and its net income before taxes of approximately $2,232,000. For the twelve months ending June 30, 1999, Sirena has reported restated net sales of $53,548,000, gross profit of $9,855,000, and net loss of approximately $12.858.000.

      The Debtor operates a manufacturing and distribution facility in Vernon, California. The Debtor also operates a manufacturing facility in Sonora, Mexico through a majority-owned subsidiary limited liability company. The Debtor currently has showrooms in New York and Miami. Currently, the Debtor employs or provides work for approximately four hundred persons, including those at the Mexico Facility.

B. Principals/Affiliates of Debtor's Business

      The Debtor is a Delaware corporation which was publicly traded on NASDQ prior to the Petition Date. According to the Debtor's books and records, as of its last Record Date in 1998, its primary shareholders of Common Stock were as set forth below:

            Name of Beneficial Owner      Shares Held            Percent
            ------------------------      -----------            -------

            American Industries, Inc.     1,570,000              31.3%

            Black & Company                 683,350              13.6%

            Douglas Arbetman                200,958               3.8%

            Howard Hedinger                  70,000               1.4%

            Elihu Morgan                     50,000               1.0%

            Maurice Newrnan                 109,000               2.1%


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C. Management of the Debtor Before and After the Bankruptcy

      On June 7, 1999, following the discovery of certain alleged accounting irregularities, Sirena's Board of Directors (the "Board") appointed a Special Committee of the Board of Directors headed by Williarn J. Welch, an attorney and CPA, a newly appointed director and the chair of Sirena's audit committee. The Special Committee also included Howard H. Hedinger, a director of the company since May 1997.(1) In conjunction therewith, Sirena announced the terminations of Maurice "Corky" Newman as the company's chairman of the board and chief executive officer, and Richard Gerhardt as its chief financial officer. At the same time, Sirena also announced that it believed that its prior reported earnings would need to be restated.

      As of the Petition Date, Richard Matthews was named as the Debtor's acting Chief Executive Officer, having served as restructuring and financial consultant to Sirena beginning in mid-June 1999. He served in that capacity until January 2000, when Brian Zientek was named Chief Executive Officer of the Debtor. Mr. Zientek continues to hold that position, and Mr. Matthews serves as a reorganization consultant to the Debtor. Douglas Arbetman is the Debtor's President, having served in that position prior to the Petition Date. As of May 3, 2000, the Debtor's Board consisted of the following members: William J. Welch, Douglas Arbetman, Maurice Newman, Brian Zientek and Richard Matthews.

D. The Shareholder Litigation and the SEC Investigation

      As of the Petition Date, certain consolidated class actions were pending in the United States District Court for the Central District of California, bearing consolidated case no. CV-9905973-R (as consolidated, the "Shareholder Action"). The Shareholder Action asserts claims of securities fraud under ss.ss. 10(b) and 20(a) of the Securities Exchange Act of 1934, 15 U.S.C. ss.ss. 78j(b) and 78t(a), Rule 10(b)(5) of the Securities and Exchange Commission against Sirena, and Mssrs. Newman, Gerhardt, and Arbetman on behalf of the Debtor's shareholders.

      The consolidated Shareholder Action is currently pending before the Honorable Manuel L. Real, United States District Judge for the Central District of California. Pursuant to a stipulation between the parties, the Shareholder Action was stayed as to all parties from November 1999, until May 19, 2000. The Shareholder Action remains stayed as to Sirena pursuant to Bankruptcy Code ss. 362, but is now proceeding against Mssrs. Newman, Gerhardt and Arbetman (collectively, the "Individual Defendants"). A trial date for all parties other than Sirena has been set for October 24, 2000. Settlement negotiations are ongoing.

      The Securities and Exchange Commission is also conducting an investigation of the matters raised in the Shareholder Action. Such action is not affected by the automatic stay of Bankruptcy Code ss. 362 and is proceeding.

----------

      (1)   Mr. Hedinger resigned as a member of the Board in July 1999.


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      On or about March 17, 2000, Sirena filed an action entitled, Sirena
Apparel Group, Inc. v Maurice B. Newman, Richard A. Gerhardt in the Superior Court for the State of California, County of Los Angeles, bearing case number BC226726 (the "Sirena Action"). The Sirena Action alleges breach of fiduciary duty, waste of corporate assets and gross negligence against two of its former officers.

E. The Foothill Pre-Petition Financing

      Pursuant to a loan agreement dated April 21, 1999, Foothill entered into a $32 million secured credit facility with the Debtor (the "Prepetition Financing Agreement"). Pursuant to the Prepetition Financing Agreement, Foothill asserted a security interest in, among other things, all of the Debtor's tangible and intangible assets, including equipment, inventory and accounts receivable as evidenced by the Prepetition Financing Agreement and a UCC- 1 Financing Statement filed with the California Secretary of State. As of the Petition Date, approximately $17.8 million was outstanding under the Pre-Petition Financing Agreement.

F. Events Leading to Chapter 11 Filing

      The following is a brief summary of the circumstances that led to the filing of this Chapter 11 case:

      As discussed above, in June 1999, the Sirena Board of Directors terminated its Chief Executive Officer and Chief Financial Officer, and in conjunction therewith announced that certain of its prior earnings would need to be restated. During the same time, Foothill, the Debtor's secured lender, advised the Debtor that it would not advance any further funds to Sirena outside of the context of a Chapter 11 case, but conditionally agreed to provide Sirena with postpetition debtor in possession financing.

      As a result, the Debtor commenced this chapter 11 case to provide Sirena with an orderly framework within which it could continue to operate without the threat of creditor or shareholder lawsuits, obtain the financing that was critical to enable the Debtor to satisfy operating expenses and preserve as many jobs as possible and employ procedures and a process to maximize the value of its business and assets.

G. Significant Events During the Bankruptcy

      1. Bankruptcy Proceedings

      The following is a chronological list of significant events which have occurred during the Debtor's Case:

            a.    Overview of Operations as a Debtor-in-Possession

      Since the Petition Date, the Debtor has continued to operate its business as a debtor in possession pursuant to Bankruptcy Code ss.ss. 1107 and 1108.


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      In August 1999, the Debtor completed its move from several separate facilities in El Monte, California to a single, integrated facility in Vernon, California. This consolidation has resulted in better production efficiency, tighter quality control, lower operating costs and faster customer response time. After the move, the Debtor was able to reduce its personnel costs, reject a number of real property and equipment leases, and reduce its fabric inventory levels.

      Throughout the Debtor's Case, the Debtor has worked to resolve disputes with lessors and potential creditors. Settlements were reached and approved by the Court with JBA, a major creditor and licensor of computer software, and with Winthrop Resources, and equipment leasing company. A number of issues with Heller Financial, the Debtor's factor, also were resolved as part of a change in factors to Century Business Credit.

      The Debtor's swimwear license with Anne Klein, which was due to expire by its terms on December 31, 1999, was extended by mutual agreement to May 31, 2000. This extension enabled the Debtor to retain exclusive sales distribution of Anne Klein swimwear through the swim 2000 season. After the license expiration, the Debtor intends to explore other swimwear license opportunities in designer categories.

      Since the Petition Date, the Debtor has refocused its resources on its core business of premium branded swimwear and resortwear, both licensed and propriety brands, and its well established private label business for national chain stores and mass merchandisers. While this emphasis has reduced sales volume from prior years, it has reestablished the correct focus on margin, profitability and cash flow.

            b.    Appointment of the Committee

      The Office of the United States Trustee appointed the Committee pursuant to Bankruptcy Code ss. 1102. The members of the Committee as appointed were:
Applied Consulting Solutions, Inc.; H. Warshaw & Sons, Inc.; JBA International, Inc.; Corestaff Services; National Air Cargo; Rosenthal & Rosenthal; and Rampage. Subsequently, on or about July 26, 1999, Rampage resigned from the Committee. David J. Ryan of Applied Consulting serves as chair of the Committee.

      The Committee initially engaged the law firm of Katz, Hoyt, Seigel & Kapor, LLP ("Katz Hoyt") as its counsel. On or about October 27, 1999, the law firm of Buchalter, Nemer, Fields & Younger succeeded Katz Hoyt as counsel to the Committee and continues to act in that capacity.

      Since its appointment, the Committee has consulted with the Debtor and its professionals concerning the administration of this Chapter 11 case and the operation of the Debtor's business. The Committee has reviewed the various applications and motions filed with the Bankruptcy Court. In addition, the terms of the Plan have been negotiated in conjunction with the Committee and the Committee is co-proponent of the Plan.


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            c.    Payment of Pre-petition Wage Claims

      At a hearing on July 1, 1999, the Court granted the Debtor's emergency motion pursuant to Bankruptcy Code ss. 507(a) authorizing the Debtor to pay certain pre-petition priority employee wage claims, and the Debtor paid such claims in accordance therewith.

            d. Compliance With Filing Requirements of the Bankruptcy Code and the United States Trustee

      As of the date of this Disclosure Statement, the Debtor is in compliance with the filing and reporting requirements of the Bankruptcy Code and the Office of the United States Trustee.

            e.    Bar Date for Filing Proofs of Claim

      Pursuant to order of the Bankruptcy Court, December 6, 1999, was the bar date for filing proofs of claim or interests in this case.

            f.    The Foothill Financing

      As authorized by a final order entered on August 5, 1999 (the "DIP Financing Order"), and pursuant to a Loan and Security Agreement dated July 2, 1999 (the "Loan Agreement"), Foothill provided the Debtor with approximately $22.0 million in the form of post-petition financing secured by first priority lien in all of the Debtor's assets (the "DIP Financing"). Approximately $17.8 million of the DIP Financing was used to refinance Foothill's pre-petition debt and the balance was to be available for the Debtor's post-petition needs. By its terms, the DIP Financing and the Loan Agreement provided financing to the Debtor, pursuant to a budget, through August 31, 1999.

      On September 2, 1999, the Court entered its "Order Authorizing Amendment Number One to Post-Petition Loan and Security Agreement." Pursuant to its terms and that certain Amendment Number One to Loan and Security Agreement ("Amendment No. 1"), the term of the DIP Financing was extended through and including September 10, 1999, in accordance with a budget provided by the Debtor, and the Loan Agreement was amended, inter aIja, to provide for the issuance of Letters of Credit up to approximately $2,895,000 for certain line items in the Budget. Amendment No. 1 did not increase the maximum loan amounts available to the Debtor under the Loan Agreement.

      On or about September 20, 1999, the Court entered its "Order Authorizing Amendment Number Two to Post-Petition Loan and Security Agreement." Pursuant to its terms, and that certain Amendment Number Two to the Loan and Security Agreement ("Amendment No. 2"), the Loan Agreement was amended to extend the term of the DIP Financing through and including June 30, 2000, and to provide additional advances on a weekly basis through June 30, 2000, in the amounts projected to be needed in accordance with a budget to be provided by the Debtor on a monthly basis. Amendment No. 2 also did not increase the maximum loan amount under the Loan Agreement.

      On or about February 2, 2000, the Court entered its "Order Authorizing Amendment Number Four to Post-Petition Loan and Security Agreement." Pursuant to its terms, and that certain


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Amendment Number Four to Loan and Security Agreement ("Amendment No. 4"), the
Loan Agreement was amended to increase the maximum loan amount from $22,000,000 to $24,250,000 on the terms set forth in Amendment No. 4.

      On or about March 24, 2000, the Court entered its "Order Authorizing Amendment Number Five to Post-Petition Loan and Security Agreement." Pursuant to its terms, and that certain Amendment Number Five to Loan and Security Agreement ("Amendment No. 5"), the Loan Agreement was amended to increase the maximum loan amount to $25,250,000 on the terms set forth in Amendment No. 5. Amendment No. 5 provided that the maximum loan arnount would decrease beginning April 15, 2000.

      On or about April 26, 2000, the Court entered its "Order Authorizing Amendment Number Six to Post-Petition Loan and Security Agreement." Pursuant to its terms, and that-certain Amendment Number Six to Loan and Security Agreement ("Amendment No. 6"), the Loan Agreement as amended to provide that the maximum loan amount available would remain $25,200,000 through June 30, 2000, on the terms set forth in Amendment No. 6.

            g.    Efforts to Market the Debtor

      As of the Petition Date, the Debtor believed that it was in the best interest of the Debtor's estate and its creditors to seek a buyer for the Debtor's assets, or a strategic financial partner. As a result, pursuant to Court approval, the Debtor employed Houlihan, Lokey, Howard & Zukin ("HLHZ") as the Debtor's investment banker to identify and commence discussions with potential buyers and/or investors. HLHZ received a $75,000 non-refundable retainer. The balance of its compensation was on a contingent fee basis based upon successfully locating a buyer or investor for the Debtor, on the terms and conditions set forth in their retention letter.

      For several months, HLHZ actively attempted to market the Debtor's assets, and engaged in discussions with a number of potentially interested parties. However, no satisfactory offer was received, and the Debtor ultimately determined, in conjunction with the Committee and Foothill, that it was in the best interest of its estate and creditors to pursue a plan of reorganization which did not call for the sale of the Debtor's assets.

            h.    The Century Factoring Agreement

      Effective January 4, 2000, and pursuant to Court approval, the Debtor entered into a i.post-petition factoring agreement with Century Business Credit ("Century") whereby the Debtor sells certain of its post-Petition Date accounts receivable to Century on an ongoing basis, and Century provides the Debtor with credit approval and collection services (the "Factoring Agreement"). All of the Debtor's obligations to Century that may arise under the Factoring Agreement are secured by a general lien and/or right of setoffagainst the Debtor's receivables, subject to Foothill's pre-existing security interest. Pursuant to an Assignment Agreement between the Debtor, Century and Foothill, all monies due to the Debtor under the Factoring Agreement are assigned to Foothill. The Factoring Agreement will continue in force and effect until June 30, 2000, which date may be extended by mutual agreement.

            i. Employment of Brian Zientek as President and Chief Executive Officer

      At a hearing on February 2, 2000, the Court granted the Debtor's motion for authority to enter into a post-petition employment agreement with Brian Zientek as its Chief Executive Officer. By the same motion, the Court also authorized the Debtor to modify the terms of the employment of Richard E. Matthews, the Debtor's acting Chief Executive Officer, to employ Mr. Matthews as a reorganization consultant to the Debtor.

            j.    Extension of Liz Claiborne License Agreement

      At a hearing on February 9, 2000, the Court authorized the Debtor to extend the terms of its license agreement (the "License Agreement") with Liz Claiborne, Inc. and L.C. Licensing, Inc. (collectively, "Liz Claiborne") for a period of one year from its original expiration date of June 30, 2000 to June 30, 2001. Subsequently, the Debtor entered in a Letter Agreement to extend the License Agreement through and including June 30, 2001.

            k.    Retention of Professionals

      The Court has approved the employment of the following professionals:

o Danning, Gill, Diamond & Kollitz, LLP, as bankruptcy counsel to the Debtor, nunc pro tunc to the Petition Date by order entered August 25, 1999;

o Howard, Rice, Nemerovski, Canady, Falk & Rabkin, LLP, as special litigation and corporate counsel to the Debtor, nunc pro tunc to the Petition Date by order entered September 2, 1999;

o Houlihan, Lokey, Howard & Zukin as investment bankers to the Debtor by order entered July 1, 1999;

o Katz, Hoyt, Seigel & Kapor, LLP as counsel to the Cornrnittee by order entered August 3, 1999;

o Buchalter, Nemer, Fields & Younger, LLP, as successor counsel to the Comrnittee by order entered October 27, 1999;

o Bernstein, Fox, Whitman & Co. as accountants to the Committee by order entered August 3, 1999; and

o Moss Adams, LLP, as accountants to the Debtor by order entered April 20, 2000.

            l. Adversary Proceedings

      There currently are no significant adversary proceedings or motions pending in the Debtor's bankruptcy case.

            m.    Tax Filings

      As of the date hereof, the Debtor is current or has obtained an extension of time regarding all tax filings.

      2. Other Legal Proceedings

      The Debtor was involved in the following nonbankruptcy legal proceedings as of the Petition Date:

-------------------------------------------------------------------------------------------------------
      CAPTION OF SUIT                NATURE OF PROCEEDING            COURT OR AGENCY         STATUS OR
      AND CASE NUMBER                                                 AND LOCATION          DISPOSITION
-------------------------------------------------------------------------------------------------------
Apparel Manufac. Supply              Complaint for Money            Los Angeles Superior      Pending
Co., Inc. v. The Sirena                                             Court
Apparel Group. Inc., Case No
BC 212413
-------------------------------------------------------------------------------------------------------
Schneider/Newman Public              Complaint for services         Los Angeles Superior      Pending
Relations, a partnership v.          rendered, accounts stated,     Court
The Sirena Apparel Group.            open book account and
Inc., Case No. BC 212176             quantum meruit
-------------------------------------------------------------------------------------------------------
Rosenid Hernandez Badia v.           Cross-complaint re product     Puerto Rico               Pending
Walmart Inc., Sirena, Inc.           liability
(3rd Defendant) Case No
DDP 98-1050
-------------------------------------------------------------------------------------------------------
Richard Kaminski. et. al. v.         Shareholder class action       U.S. District Court,      Pending
The Sirena Apparel Group                                            Central District of
Inc. et al, Case No 99-05973                                        California, Western
RJK (MANx)                                                          Division
-------------------------------------------------------------------------------------------------------
Elaine Gajewski. et al v. The        Shareholder class action       U.S. District Court,      Pending
Sirena Apparel Group. Inc . et                                      Central District of
al., Case No 99-06087 CMB                                           California, Western
(CWx)                                                               Division
-------------------------------------------------------------------------------------------------------
Patti DeJulio, et al v. The          Shareholder class action       U.S. District Court,      Pending
Sirena Apparel Group Inc.,                                          Central District of
Case No 99-06345 ER (RZx)                                           California, Western
                                                                    Division
-------------------------------------------------------------------------------------------------------
David Nattis, et al. v. The          Shareholder class action       U.S. District Court,      Pending
Sirena Apparel Group. Inc.,                                         Central District of
Case No 99-06720 HLH                                                California, Western
(BQRx)                                                              Division
-------------------------------------------------------------------------------------------------------

      Each of these proceedings has been stayed against the Debtor as of the Petition Date pursuant to Bankruptcy Code ss. 362. The Debtor disputes the claims raised in each of the actions, which claims will be resolved and discharged as part of the Debtor's case. The Debtor believes that the ultimate disposition of these matters will not have a material adverse effect on the Debtor's financial condition or distribution to creditors.

      3. Actual and Projected Recovery of Preferential or Fraudulent Transfers

      The Proponents have conducted a preliminary analysis of potential preference and fraudulent conveyance actions. As of the date thereof, the Proponents have not determined whether any preference, fraudulent conveyance or other avoidance actions will be filed. Further the Plan provides for an extinguishment of all rights, claims and causes of action to recover cash payments pursuant to Bankruptcy Code ss. 547 (voidable preferences) upon the Effective Date of the Plan.

      4. Procedures Implemented to Resolve Financial Problems

      To attempt to remedy some of the problems that led to the bankruptcy filing, Debtor has implemented the following procedures: Wherever possible, the Debtor has taken steps to reduce expenses, including labor and other costs, and evaluate relationships with suppliers, consultants and other providers of goods and services in order to increase overall profitability and has generally attempted to reduce operating expenses. As a result of these efforts, the Debtor's operating expenses in the year 2000 will be significantly lower than in prior years. Additionally, the restructuring of the Debtor's financial obligations as contemplated by the Plan will permit the Reorganized Debtor to raise its level of working capital and trade credit to carry through the seasonal highs and lows that are inherent in the Debtor's business.

      5. Current and Historical Financial Conditions

      The Debtor's estimate of fair market value of the estate's assets are listed in Exhibit A.1 hereto. A going concern valuation of the Debtor, indicating a going concern value of $21,651,000 is attached as Exhibit A.2 hereto.

      The Debtor's historical financial history and projected financial information is set forth in Exhibit B, as follows:

            Exhibit   Document
            -------   --------

            B.1       Historical Financial Information

            B.2       1999 Restated Financial Statement/2000 Financial Statement

            B.3       Projected Balance Sheet/Pre and Post Reorganization

            B.4       Projected Statement of Income/2001-2003

                                      III.

                      SUMMARY OF THE PLAN OF REORGANIZATION

      Following is a summary of the Plan. The terms of the Plan govern in the event of any inconsistency with the summary in this Disclosure Statement.

A. What Creditors and Interest Holders Will Receive Under The Proposed Plan

      As required by the Bankruptcy Code, the Plan classifies claims and interests in various classes according to their right to priority. The Plan states whether each class of claims or interests is impaired or unimpaired. The Plan provides the treatment each class will receive.

B. Unclassified Claims

      Certain types of claims are not placed into voting classes; instead they are "unclassified." They are not considered "impaired" and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Proponents have not placed the following, claims in a class.

      1. Administrative Fees and Costs

      Administrative expenses are claims for costs or expenses of administering the Debtor's Chapter 11 case which are allowed under Bankruptcy Code ss. 507(a)(1). The Bankruptcy Code requires that all administrative claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

      The following chart lists the Debtor's Banhuptcy Code ss. 507(a)(1) administrative claims and their treatment under the Plan (see Exhibit G for detailed information about each administrative expense claim):

----------------------------------------------------------------------------------------------------
                                                 Amount Owed
                                               Estimated as of
          Name                                     5/1/00                      Treatment
          ----                                     ------                      ---------
----------------------------------------------------------------------------------------------------
Danning, Gill, Diamond & Kollitz, LLP             $350,000          Paid in full upon court approval
(Debtor's Bankruptcy Counsel)
----------------------------------------------------------------------------------------------------
Howard, Rice, Nemerovski, Canady, Falk &          $ 80,000          Paid in full upon court approval
Rabkin, LLP (Debtor's Securities Counsel)
----------------------------------------------------------------------------------------------------
Katz, Hoyt, Seigel & Kapor (Committee             $  4,747          Paid in full upon court approval
Counsel)
----------------------------------------------------------------------------------------------------
Buchalter, Nemer, Fields & Younger, LLP           $ 80,470          Paid in full upon court approval
(Committee Counsel)
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                 Amount Owed
                                               Estimated as of
          Name                                     5/1/00                      Treatment
          ----                                     ------                      ---------
----------------------------------------------------------------------------------------------------
Bernstein, Fox, Whitman & Co, LLP                 $  4,000          Paid in full upon court approval
(Committee Accountant)
----------------------------------------------------------------------------------------------------
Moss Adarns, LLP (Debtor's Accountants)           $ 20,000          Paid in full upon court approval
----------------------------------------------------------------------------------------------------
Clerk's Office Fees                               $    500          Paid in full on Effective Date
----------------------------------------------------------------------------------------------------
Office of the U.S. Trustee Fees                        N/A          Paid current quarterly
----------------------------------------------------------------------------------------------------
           TOTAL                                  $539,716
----------------------------------------------------------------------------------------------------

      Court Approval of Fees Required:

      The Court must rule on all fees listed in this chart before the fees will be owed. For all fees except Clerk's Office fees and U.S. Trustee's fees, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under this Plan.

      As indicated above, to the extent such funds have not been paid prior to the Effective Date, the Debtor will need to pay approximately $540,000 in administrative claims of professionals on the Effective Date of the Plan except to the extent that the claimant has agreed to be paid later or the Court has not yet ruled on the claim. The amounts set forth in the above table are net of arnounts paid to professionals during this case, and may be reduced further by any amounts paid prior to confirmation. As indicated elsewhere in this Disclosure Statement, the Debtor will have sufficient cash on hand on the Effective Date of the Plan to pay such claims. The source of this cash will be cash from operations and Exit Financing.

      2. The Foothill Administrative Claim and the Exit Financing

      Pursuant to various orders of the Bankruptcy Court (the "DIP Financing Orders"), Foothill has provided the Debtor with up to $25,200,000 through June 30, 2000, in the form of post-petition financing secured by a first priority lien in all of the Debtor's assets (the "DIP Financing"). The Debtor estimates that approximately $16.0 million will be owed to Foothill under the DIP Financing as of June 30, 2000. Pursuant to the DlP Financing Orders, Foothill was granted a super-priority administrative expense claim pursuant to Bankruptcy Code ss. 364(c) for any and all liabilities and obligations of the Debtor to Foothill arising out of the DIP Financing, subject to a limited "carveout" for certain professional fees.

      Foothill has proposed, subject to certain terrns and conditions, to refinance the amounts outstanding under the DIP Financing upon confirmation of the Plan in order to provide exit financing and provide working capital to the Reorganized Debtor in the total amount of $27.0 million, as described in Section II.B. 1. Prior to confirrnation, Foothill will waive or advise that such conditions have been satisfied or the Debtor will not seek to confirrn this Plan. As additional consideration for providing the Exit Financing, Foothill shall receive 30% of the Common Stock in the Reorganized Debtor.

      3. Priority Tax Claims

      Priority tax claims are certain unsecured income, employment and other taxes described by Bankruptcy Code ss. 507(a)(8). The Bankruptcy Code requires that each holder of such ss. 507(a)(8) priority tax claim receive cash on the Effective Date or the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

      As set forth below, each entity holding an allowed claim entitled to priority under Bankruptcy Code ss. 507(a)(8) shall receive payrnent in full in cash on the Effective Date of the Plan.

      The following chart lists the Debtor's Bankruptcy Code ss. 507(a)(8) priority tax claims and their treatment under the Plan:

=====================================================================================
       Description                  Amount Owed               Treatment
=====================================================================================
o Name = Los Angeles County                          o Pymt interval: lump sum
                                                     o Pymt amt/interval:  $15,918.84
o Type of tax = Property Taxes                       o Begin date:  Effective date
                                    $15,918.84       o End date: Effective date
o Date tax assessed =                                o Interest Rate: N/A
January 1,1999                                       o Total Payout Amount: 100%:
=====================================================================================
o Name = State of Georgia                            o Pymt interval: lump sum
                                                     o Pymt amt/interval:  $2,259.00
o Type of tax = Income tax                           o Begin date: Effective Date
                                    $ 2,259.00       o End date: Effective Date
o Date tax assessed = 1999                           o Interest Rate:  N/A
                                                     o Total Payout Amount: 100%:
=====================================================================================

C. Classified Claims and Interests

      1. Classes of Secured Claims

      Secured claims are claims secured by liens on property of the estate. Following is a discussion of all classes containing Debtor's secured pre-petition claims and their treatment under this plan. Foothill, whose present claim arose subsequent to the Chapter 11 filing, is treated as an adrninistrative priority creditor. See Section III.B.2 above.

            a. American Industries, Inc. Secured Claim

      Class One consists of the secured claim of American Industries, Inc. ("AII"), a corporation that is a shareholder of the Debtor and is controlled by Mr. Howard Hedinger, a principal stockholder and former director of the Debtor.

      AII has asserted a secured claim in the amount of $1,871,032 (the "AII Claim") secured by a second priority lien in the Debtor's personal property, junior to Foothill's senior lien in the Debtor's assets. The Debtor believes that the security interest granted to AII is voidable to the extent of at least $1.5 million, and as a result, at least $1.5 million of the AII Claim is unsecured. In addition, certain additional defenses may exist to the total amount of the AII Claim, such that the Debtor estimates that the allowed secured amount of the AII Claim will not exceed $365,000 (the "AII Allowed Secured Claim").

      The Plan proposes that the AII Secured Claim shall be allowed in the amount of $365,000 and AII shall have an allowed general unsecured Class 4 claim in the amount of $1.5 million in lieu of all other claims against the estate. AII has consented and agreed to the treatment proposed in the Plan.

      The AII Allowed Secured Claim shall be secured by a second priority lien, junior and subordinate to Foothill, in the assets of the Reorganized Debtor. The AII Allowed Secured Claim will bear interest at the annual rate of 12%, which interest shall be payable quarterly in arrears. AII will receive no principal payments on the AII Secured Claim until the first day of the thirty-seventh month after the Effective Date, at which time the principal amount and any accrued and unpaid interest shall be due and payable. The allowed unsecured portion of the AII Claim (the "AII Unsecured Claim") shall be treated as a Class 4 general unsecured claim.

      2. Classes of Priority Unsecured Claims

      Certain priority claims that are referred to in Bankruptcy Code ss.ss. 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Bankruptcy Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the Effective Date equal to the allowed amount of such claims.

      The Debtor believes that there are no holders of claims against the Debtor based upon Bankruptcy Code ss.ss. 507(a)(4), (5), (6) and (7). The following chart lists all class containing the Debtor's Bankruptcy Code ss. 507(a)(3) priority unsecured claims and their treatment under this Plan (see Exhibit G for more detailed information about each priority unsecured claim).

--------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
--------------------------------------------------------------------------------------------------------------------
2          Priority unsecured claims pursuant to ss. 507(a)(3)     Not impaired, not    o    Paid in full in cash on
           o    Total amt. of claims = $200,400                    entitled to vote          Effective Date, without
                                                                                             interest
--------------------------------------------------------------------------------------------------------------------

      3. Classes of Unsecured Claims

            3.a. Administrative Convenience Class Claims

      Class 3 consists of all allowed unsecured claims against the Debtor that are $500 or less, or that are greater than $500, but are voluntarily reduced by the holders thereof to $500. The option to reduce an unsecured claim to $500 and have such claim treated as a Class 3 claim must be made in the manner prescribed in the Ballot (see Exhibit H for more information about claims in this class).

--------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
--------------------------------------------------------------------------------------------------------------------
3          Administrative Convenience Class of                     Impaired, entitled   o    Paid in full in cash on
           Unsecured Claims                                        to vote                   Effective Date, without
                                                                                             interest
           o    Total estimated payment to Class =
                $253,000
--------------------------------------------------------------------------------------------------------------------

            3.b. Class of General Unsecured Claims

      General unsecured claims are unsecured claims not entitled to priority under Bankruptcy Code ss. 507(a), and that are not otherwise classified in Class 5 (below) including, without limitation, general trade creditors and the indemnity claims of current and former officers and directors, to the extent such claims are allowed. The following chart identifies this Plan's treatment of the class containing the Debtor's general unsecured claims (see Exhibit I for more information about claims in this class):

---------------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
---------------------------------------------------------------------------------------------------------------------------
4          General unsecured claims                                Impaired,            Holders of allowed claims in
                                                                   entitled to          Class 4 shall receive a pto-rata
           o    Total amt of claims = $11.0 million                vote                 distribution of shares of Common
                (estimated)                                                             Stock in the Reorganized Debtor
                                                                                        representing in the aggregate 55%
                                                                                        of such stock, and a release of all
                                                                                        voidable preference claims.
---------------------------------------------------------------------------------------------------------------------------

      The Debtor's going concern value has been calculated to be $21,650,000. See Exhibit A.2. Based thereon, after consideration of the secured debt to be owed to Foothill and AII, the value of the 55% equity interest to be held by general unsecured creditors equals approximately $2.9 million (or an approximate 26% return on their claims), without consideration of the value of the potential voidable preference claims against such creditors to be released by the Debtor on the Effective Date.(2)

----------

      (2) The estimated valuation of return to creditors is based upon projections prepared by the Debtor through June 2003, and reflect a going-concern valuation. This estimated valuation does

            3.c. Shareholder Unsecured Claims

      Class 5 consists of all unsecured claims against the Debtor arising from the purchase or sale of any security of the Debtor. Pursuant to Bankruptcy Code ss. 510(b), Class 5 claims are automatically by operation of law subordinated to all other classes of unsecured claims. Bankruptcy Code ss. 510(b) specifically provides that a claim arising from the purchase or sale of a security of a debtor "shall be subordinated to all claims or interests that are senior to or equal to the claim or interest represented by such security. " The following chart identifies this Plan's treatment of claims in this class (see Exhibit J for more information regarding claims in this class).

---------------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
---------------------------------------------------------------------------------------------------------------------------
5          Shareholder Unsecured Claims                            Impaired,            Holders of claims in Class 5 will
                                                                   deemed to            not receive any distribution from
           o    Total amt of claims =                              reject the           the estate or retain any interest
                (unknown/unliquidated)                             plan                 under the Plan.
---------------------------------------------------------------------------------------------------------------------------

      4. Class of Interest Holders

      Interest holders are the parties who hold ownership interests (i.e., equity interests) in the Debtor. If the Debtor is a corporation, entities holding preferred or common stock in the Debtor are interest holders. If the Debtor is a partnership, the interest holders include both general and limited partners. If the Debtor is an individual, the Debtor is the interest holder. The following chart identifies the Plan's treatment of the class of interest holders. The following chart identifies this Plan's treatment of interest holders (see Exhibit K for more information regarding Interest Holders in this class).

---------------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
---------------------------------------------------------------------------------------------------------------------------
6          Interest holders                                        Impaired,            All shares of Common Stock will be
                                                                   deemed to            canceled; holders of interests will
                                                                   reject the           not receive or retain any interest
                                                                   Plan                 under the Plan.
---------------------------------------------------------------------------------------------------------------------------

----------

not represent the market value of the shares to be issued, and no assurances can be given that the stock will even achieve this value, or that a market will exist for the trading of such shares.

D. Means of Effectuating the Plan

      1. Funding for the Plan

      The Plan will be funded by the following: cash from operations and the Foothill Exit Financing. Under the Exit Financing, which will become effective only upon confirmation of the Plan and is subject to final approval from Foothill and the occurrence or waiver of certain terms and conditions, the Debtor will have access to the funds necessary to refinance the indebtedness owed to Foothill under the DIP Financing, to pay administrative claims, priority claims, and other claims and costs payable on the Effective Date of the Plan, and for working capital for the Reorganized Debtor.

      2. Post-confirmation Management

      Mr. Brian Zientek shall serve as the Chief Executive Officer of the Reorganized Debtor at an annual salary of $300,000 and on the terms and conditions set forth in the Employment Agreement between Mr. Zientek and the Debtor dated January 5, 2000, and approved by the Court on February 2, 2000. Mr. Douglas Arbetman shall continue to serve as the Debtor's President. His current annual salary is $250,000.

      The Reorganized Debtor shall have full authority to conduct the business of the Reorganized Debtor with all powers of a corporation under applicable state law and free of any restrictions imposed by the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, subject only to the terms and conditions of the Plan.

      The Reorganized Debtor shall be governed by a five (5) member Board of Directors, which members shall initially consist of: four creditor nominees designated by the Committee (two of whom shall be independent) and the Chief Executive Officer of the Reorganized Debtor. The initial members of the Board of Directors shall be as follows:

            Name                      Title
            ----                      -----

            Brian Zientek             Chief Executive Officer of The Sirena
                                      Apparel Group, Inc.

            David Ryan                Chair of the Creditors Committee & Senior
                                      Executive Officer of Applied Consulting
                                      Solutions, Inc.

            Allan I. Whitman, CPA     Financial Advisor to the Creditors
                                      Committee & Member of Bernstein, Fox,
                                      Whitman & Co. LLP

            Richard Matthews          Independent Management Consultant &
                                      Current Reorganization Consultant of The
                                      Sirena Apparel Group, Inc.

            Anne Leatherbury          Independent Consultant to retail industry.

      The Board of Directors of the Reorganized Debtor shall select a Chairman of the Board of Directors of the Reorganized Debtor at its initial meeting.

      3. Disbursing Agent

      Richard Matthews on behalf of the Debtor shall act as the disbursing agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond.

      4. Objections to Claims

      The Debtor shall review all claims filed or deemed filed and may object to or seek subordination of any claim filed or scheduled herein. If a creditor desires to object to or seek subordination of any claim, the creditor shall first make written demand that the Debtor so object. If the Debtor declines to object, or if it fails to agree within thirty (30) days of the demand upon it to object, the creditor may object to or seek subordination of any claim.

      5. Reserve for Disputed Claims

      The Disbursing Agent will withhold from the property to be distributed under the Plan and will hold in reserve a sufficient amount to be distributed on account of the face amount of claims that are disputed and have not become Allowed Claims as of the date of distribution to creditors of any particular class.

      6. Fractional Shares

      Notwithstanding any other provision in the Plan to the contrary, no fractional shares of the Common Stock shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of Common Stock would otherwise be required under the Plan, for purposes of distribution, claim amounts shall be rounded to the nearest $100 to facilitate the issuance of such shares.

E. Risk Factors

      1. General Risk Factors

      The following is intended to be a summary of certain material risks associated with the Plan but is not exclusive and must be supplemented by each creditoKs independent knowledge, experience, analysis and evaluation of the Plan and the Disclosure Statement as a whole by each such person.

      THE FINANCIAL ASSUMPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT REPRESENT A PREDICTION BY THE DEBTOR OF FUrURE EVENTS BASED ON CERTAIN ASSUMPTIONS SET FORTH HEREIN. These future events may or may not occur and may not be relied upon as a guarantee or other assurance of the actual results which will occur. Because of the uncertainties inherent in predictions of future events, the actual results may well be different from those predicted, and such differences may be material and may be adverse.

      2. Projections

      Attached to this Disclosure Statement are the projections of the Debtor's management regarding the Reorganized Debtor's operations after giving effect to consummation of the Plan, which projections indicate that, subject to the inherent risks of operation of the Reorganized Debtor's business, the Reorganized Debtor can meet its ongoing costs of operations and its obligations to creditors under the Plan. By their nature, projections are only future estimates and are subject to the general state of the economy and the validity of the assumptions underlying the projections, as well as the business risks described below.

      3. Competition in the Debtor's Industry

      The business environment in the Debtor's industry is very competitive. The Debtor competes with a number of other apparel manufacturers, some of which are owned by substantially larger companies with greater financial resources than the Debtor. The Debtor competes with others on the basis of reputation, name recognition, design and advertising costs. Increased competition of this nature could have an adverse impact upon the Reorganized Debtor's earnings and cash flow.

      4. Continuation of License Agreements

      The Debtor currently has an exclusive license agreement with Liz Claiborne, which license expires on June 30, 2001. The license agreement grants the Debtor the right to use the trademarks "Liz Claibome" and "Elisabeth" in connection with the sale of women's designer bathing suits in the United States, its territories and possessions. The Debtor's projections are based upon the continuation of such license agreement, and obtaining rights under additional licenses in the future. While the Debtor believes that its relationship with Liz Claiborne will continue, and that it will also be able to enter into new license agreements, no guarantees Qan be made in that regard.

      5. Lack of Established Market for New Common Stock

      The Common Stock to be issued by the Reorganized Debtor under the Plan will not be listed on a national securities exchange. Further, the Debtor does not anticipate that it will take the steps necessary in order to become publicly listed or traded on a national exchange in the near future. Thus, there can be no assurance that such stock will ever be listed on a national securities exchange, or at what price it ultimately would trade.

      6. Future Income

      Under the Plan, after the first payment on the Effective Date, payments to Foothill and other secured creditors will be made by the Reorganized Debtor based solely upon future income. Based thereon, there is a risk that the Reorganized Debtor may not be able to make the payments called for by the Plan. Similarly, the Debtor makes no representation as to if or when holders of Common Stock issued under the Plan may receive dividends thereon.

      7. Impact of Plan Assumptions Upon Feasibility

      In order for the Debtor's Plan to be confirmed, the court must find that the financial information supporting the Debtor's ability to pay its creditors in the manner proposed establishes a reasonable probability that the Debtor will be able to successfully implement and consummate the Plan according to its terms. The Debtor will submit appropriate evidence on this issue in connection with the hearing on confirmation of the Plan.

F. Other Provisions of the Plan

      1. Executory Contracts and Unexpired Leases

            a. Assumptions

      The following are the unexpired leases and executory contracts to be assumed as obligations of the reorganized Debtor under this Plan (see Exhibit C for more detailed information on unexpired leases to be assumed and Exhibit D for more detailed information on executory contracts to be assumed):

            CONTRACT/LEASE             PROPERTY
            --------------             --------

            On Santa Fe Partners       Real property located at 2825 S. Santa Fe
                                       Ave., Vernon, California

            MMH Ventures               Showroom lease in Miami, Florida

            Trizechahn Swig, LLC       Showroom lease in New York, New York

            American Industries, Inc.  Manufacturing facility in Sonora, Mexico

            Liz Claiborne, Inc./       Trademark License Agreement
            L.C. Licensing, Inc.

            GE Capital Corp.           Gerber Software

            IBM Credit Corp.           Computer

            Safeline Leasing           Schaef Forklifts

      On the Effective Date, each of the unexpired leases and executory contracts listed above shail be assumed as obligations of the Reorganized Debtor. The Order of the Court confirming the Plan shall constitute an Order approving the assumption of each lease and contract listed above. If you are a party to a lease or contract to be assumed and you object to the assumption of your lease or contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See
Section I.B.3 of this document for the specific date.

      The Debtor has reserved the right to amend the Plan at or prior to the Confirmation Hearing to designate additional executory contracts or leases to be assumed.

            b. Rejections

      The following are the unexpired leases and executory contracts to be rejected by the Debtor under this Plan:

                  CONTRACT/LESSOR                       PROPERTY
                  ---------------                       --------

                  Canon Financial Services              Copier

                  GE Capital/Rampage(3)                 Equipment

                  Winthrop Resource Services            Equipment

                  Douglas Arbetman                      Employment Agreement

      The Debtor reserves the right to amend the Plan to designate additional executory contracts or leases to be rejected at or prior to the Confirmation Hearing.

      The order confirming the Plan shall constitute an Order approving the rejection of the lease or contract. If you are a party to a contract or lease to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section I.B.3 of this document for the specific date. Any executory contract or lease not expressly assumed in Section
A.1. hereof or otherwise provided for herein shall be deemed rejected.

      All allowed claims resulting from rejection of a contract or lease shall be treated as Class 4 General Unsecured Claims. THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS THIRTY (30) DAYS FROM THE EFFECTIVE DATE OF THE PLAN. Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Court orders otherwise.

----------

      (3) The Debtor does not believe that the GE Capital/Rampage transaction is an enforceable executory contract. To the extent the transaction should be determined to constitute an executory contract, the Debtor rejects such contract.

      2. Benefit Plans

      All employee compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, including agreements and programs subject to Bankruptcy Code ss. 1114, as in effect on the Effective Date, other than individual employment agreements, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtor's obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law of modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been terrninated or rejected pursuant to order of the Bankruptcy Court, or specifically waived by the beneficiaries of such plans, contracts, or programs.

      3. Changes in Rates Subject to Regulatory Commission Approval

      The Debtor is not subject to governmental regulatory com nission approval of its rates.

      4. Retention of Jurisdiction

      The Bankruptcy Court will retain jurisdiction to the extent provided by law. Without limitation, the Court shall maintain jurisdiction as necessary to hear and determine any matters related to the consolidated action entitled Richard Kaminski, et al v. The Sirena Apparel Group, Inc., Case No. 99-05973 RJK, currently pending in the United States District Court, Central Division of California, including, but not limited to, settlement thereof or distribution of the proceeds of any of the Debtor's insurance policies related thereto, as the Court deems appropriate.

      5. Reservations of Rights

      Notwithstanding confirmation of the Plan, the Debtor reserves any and all claims, rights, and causes of action that it may have other than as set forth in
Section III.G.6 hereof, including but not li nited to all rights, claims, causes of action and powers under Bankruptcy Code ss.ss. 544, 545, 548, 549 and 553, and any potential claims and causes of action it may have against its former professionals, including Ernst & Young, LLP ("E&Y"), and the Debtor's forrner officers and directors.

      The Debtor's professional claims against E&Y arise out of E&Y's professional services as accountant and auditors to the Debtor prior to the Petition Date. E&Y has signed a tolling agreement extending the statute of limitations for the Debtor to bring such claims. The Debtor has not completed its investigation or analysis of the potential claims and makes no representation herein as to the likelihood of success or recovery on such claims.

      The Debtor's potential claims and causes of action against certain officers and directors are the subject of an action entitled Sirena Apparel Group, Inc. v. Maurice B. Newman and Richard Gerhardt, currently pending in Los Angeles Superior Court (the "Sirena Action"). The Debtor makes no reoresentation herein as to the likelihood of success or recovery in the Sirena Action.

      The Debtor further reserves all claims, right and causes of action it may have against any of its insurance carriers for any and all known and unknown claims, whether or not such claims are sounded in tort or contract, which claims include but are not necessarily limited to, claims for reimbursement of defense costs, claims for bad faith, or other tort of quasi tort claims, which the Debtor may assert against its insurance carriers or other successors and/or assigns.

      Each of the foregoing claims are expressly reserved herein whether or not such claims or causes of action are the subject of pending litigation as of the Effective Date of the Plan.

      6. Extinguishment of Causes of Action Under the Avoiding Power Provisions

      On the Effective Date, all rights, claims, causes of action, avoiding powers, suits and proceedings to recover cash payments to creditors pursuant to Bankruptcy Code ss. 547 ("Preferences") shall be extinguished whether or not then pending. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all other claims, causes of action, rights of setoff and other legal or equitable defenses which the Debtor and Debtor-in-Possession had immediately prior to the Effective Date of the Plan; and all of the Reorganized Debtor's legal and equitable rights respecting any such claim not specifically waived, extinguished or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Debtor's Case had not been commenced. or the Plan confirmed.

      7. Preservation of Insurance

      The Debtor's discharge and release from all Claims as provided herein, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtor, the Reorganized Debtor (including, without limitation, its officers and directors) or any other person or entity.

      The Debtor believes that the proceeds of its insurance policies, including but not limited to its Directors and Officers insurance, constitute property of the Debtor's estate. This contention is disputed by certain other parties, including the Plaintiffs in the Shareholder Action, and the issue has not been determined by the Bankruptcy Court or any other court of competent jurisdiction.

      8. Exemption From Transfer Taxes

      Pursuant to Bankruptcy Code ss. 1146(c), the issuance, transfer or exchange of Common Stock under the Plan, the making or assignment of any lease or sublease or the making or delivery of any other instrument whatsoever in furtherance of or connection with the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax.

      9. Bankruptcy Code ss. 1145 Exemption

      Pursuant to and solely to the extent provided under Banhuptcy Code ss. 1145, the issuance of the Common Stock under the Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of any issuer of, underwriter of, or broker or dealer in such Common Stock.

G. Tax Consequences of Plan

      CREDITORS AND INTEREST HOLDERS CONCERNED WITH HOW THE PLAN MAY AFFECT THEIR TAX LIABILITY SHOULD CONSULT WITH THEIR OWN ACCOUNTANTS, ATTORNEYS, AND/OR ADVISORS. The following disclosure of possible tax consequences is intended solely for the purpose of alerting readers about possible tax issues this Plan may present to the Debtor. The Proponents CANNOT and DO NOT represent that the tax consequences contained below are the only tax consequences of the Plan because the Tax Code embodies many complicated rules which make it difficult to state completely and accurately all the tax implications of any action.

      The following are the tax consequences which the Plan will have on the Debtor's tax liability: The Debtor does not believe that it will suffer any adverse tax consequences from the Plan. The debt forgiveness under the Plan will reduce or eliminate the Debtor's available net operating loss carry forwards, but will not create an income tax liability for the Debtor.

                                       IV.

                    CONFIRMATION REQUIREMENTS AND PROCEDURES

      PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THIS PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRSNG A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about basic confirmation issues, which they may wish to consider, as well as certain deadlines for filing claims. The Proponents CANNOT and DO NOT represent that the discussion contained below is a complete summary of law on this topic.

      Many requirements must be met before the Court can confirm a Plan. Some of the requirements include that the Plan must be proposed in good faith, acceptance of the Plan, whether the Plan pays creditors at least as much as creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements are not the only requirements for confirmation.

A. Who May Vote or Object

      1. Who May Object to Confirmation of the Plan

      Any party in interest may object to the confirmation of the Plan, but as explained below not everyone is entitled to vote to accept or reject the Plan.

      2. Who May Vote to Accept/Reject the Plan

      A creditor or interest holder has a right to vote for or against the Plan if that creditor or interest holder has a claim which is both (1) allowed or allowed for voting purposes and (2) classified in an impaired class.

            a. What Is an Allowed Claim/Interest

      As noted above, a creditor or interest holder must first have an allowed claim or interest to have the right to vote. Generally, any proof of claim or interest will be allowed, unless a party in interest brings a motion objecting to the claim. When an objection to a claim or interest is filed, the creditor or interest holder holding the claim or interest cannot vote unless the Court, after notice and hearing, either overrules the objection or allows the claim or interest for voting purposes.

      THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE WAS DECEMBER 6, 1999. A creditor or interest holder may have an allowed claim or interest even if a proof of claim or interest was not timely filed. A claim is deemed allowed if: (1) it is scheduled on the Debtor's schedules and such claim is not scheduled as disputed, contingent, or unliquidated; and (2) no party in interest has objected to the claim. An interest is deemed allowed if it is scheduled and no party in interest has objected to the interest. Consult Exhibits to see how the Proponents have characterized your claim or interest.

            b. What Is an Impaired Claim/Interest

      As noted above, an allowed claim or interest only has the right to vote if it is in a class that is impaired under the Plan. A class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that class. For example, a class comprised of general unsecured claims is impaired if the Plan fails to pay the members of that class 100% of what they are owed.

      In this case, the Proponents believe that Classes 1, 2, 3, and 4 are impaired and that holders of claims in each of these classes are therefore entitled to vote to accept or reject the Plan. The Proponents do not believe that any classes are unimpaired. Classes 5 and 6 shall receive nothing under the Plan and are deemed to reject the Plan. Parties who dispute the Proponents' characterization of their claim or interest as being impaired or unimpaired may file an objection to the Plan contending that the Proponents have incorrectly characterized the class.

      3. Who is Not Entitled to Vote

      The following four types of claims are not entitled to vote: (1) claims that have been disallowed; (2) claims in unimpaired classes; (3) claims entitled to priority pursuant to Bankruptcy Code ss.ss. 507(a)(1), (a)(2) and (a)(8); and
(4) claims in classes that do not receive or retain any value under the Plan. Claims in unimpaired classes are not entitled to vote because such classes are deemed to have accepted the Plan. Claims entitled to priority pursuant to Bankruptcy Code ss.ss. 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such claims are not placed in classes and they are required to receive certain treatment specified by the Bankruptcy Code. Claims in classes that do not receive or retain any value under the Plan do not vote because such classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

      4. Who Can Vote in More Than One Class

      A creditor whose claim has been allowed in part as a secured claim and in part as an unsecured claim is entitled to accept or reject a Plan in both capacities by casting one ballot for the secured part of the claim and another ballot for the unsecured claim.

      5. Votes Necessary to Confirm the Plan

      If impaired classes exist, the Court cannot confirm the Plan unless (1) at least one impaired class has accepted the Plan without counting the votes of any insiders within that class, and (2) all impaired classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by "cramdown" on non-accepting classes, as discussed later in Section IV.A.8.

      6. Votes Necessary for a Class to Accept the Plan

      A class of claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the claims which actually voted, voted in favor of the Plan. A class of interest is considered to have accepted the Plan when at least two-thirds (2/3) in amount of the interest-holders of such class which actually voted, voted to accept the Plan.

      7. Treatment of Nonaccepting Classes

      As noted above, even if all impaired classes do not accept the proposed Plan, the Court may nonetheless confirm the Plan if the nonaccepting classes are treated in the manner required by the Bankruptcy Code. The process by which nonaccepting classes are forced to be bound by the terrns of the Plan is commonly referred to as "cramdown." The Bankruptcy Code allows the Plan to be "crammed down" on nonaccepting classes of claims or interests if it meets all consensual requirements except the voting requirements of Bankruptcy Code ss. 1129(a)(8) and if the Plan does not "discriminate unfairly" and is "fair and equitable" toward each impaired class that has not voted to accept the Plan as referred to in Bankruptcy Code ss. 1129(b) and applicable case law.

      8. Request for Confirmation Despite Nonacceptance by Impaired Class(es)

      The party proposing this Plan will ask the Court to confirm this Plan by cramdown on all impaired classes if any of these classes do not vote to accept the Plan.

B. Liquidation Analysis

      Another confirmation requirement is the "Best Interest Test", which requires a liquidation analysis. Under the Best Interest Test, if a claimant or interest holder is in an impaired class and that claimant or interest holder does not vote to accept the Plan, then that claimant or interest holder must be determined to receive or retain under the Plan property of a value not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.

      In a Chapter 7 case, a debtor's assets are usually sold by a Chapter 7 trustee. Secured creditors are paid first from the sales proceeds of properties on which the secured creditor has a lien. Administrative claims are paid next. Next, unsecured creditors are paid from any remaining sales proceeds, according to their rights to priority. Unsecured creditors with the same priority share in proportion to the amount of their allowed claim in relationship to the amount of total allowed unsecured claims. Finally, interest holders receive the balance that remains after all creditors are paid, if any.

      For the Court to be able to confirm this Plan, the Court must find that all creditors and interest holders who do not accept the Plan will receive at least as much under the Plan as such holders would receive under a Chapter 7 liquidation. The Proponents maintain that this requirement is met here for the following reasons: As set forth herein, the liquidation value of the Debtor's assets is less than the fair market value. The principal reasons for this are the inherent difficulty in collecting accounts receivables on behalf of a debtor no longer operating, and realizable value for personal property assets such as used furniture, fixtures and equipment. Additionally, Foothill holds a first priority lien on all of the Debtor's assets, and AII asserts a second priority lien on all the Debtor's assets. If the Debtor were forced to liquidate, after payment of administrative expenses and secured claims, very little, if anything, would be available for distribution to unsecured creditors. Thus, in a Chapter 7 liquidation scenario, unsecured creditors would most likely receive no distribution at all, and certainly less than they stand to receive if the Plan is confirmed.

      Below is a demonstration, in balance sheet format, that all creditors and interest holders will receive at least as much under the Plan as such creditor or interest holder would receive under a Chapter 7 liquidation. (See Exhibit E for a detailed explanation of how the following assets are valued.) This information is provided by the Debtor's financial professionals from an evaluation of the Debtor's books and records.

ASSETS VALUE AT LIQUIDATION VALUES:

CURRENT ASSETS
a.    Cash on hand                                   $     10,000
b.    Accounts receivable                            $  3,500,000
c.    Inventories                                    $  1,331,000

                                                     ------------
      TOTAL CURRENT ASSETS                           $  4,841,000

FIXED ASSETS
a.    Machinery, office furniture & equipment        $  1,000,000
b.    Automobiles                                    $          0
c.    Building & Land                                $          0

                                                     ------------
      TOTAL FIXED ASSETS                             $  1,000,000

OTHER ASSETS
a.    Customer list                                  $          0
b.    Other intangibles (Trade names)                $    750,000

                                                     ------------
      TOTAL OTHER ASSETS                             $    750,000

TOTAL ASSETS AT LIQUIDATION VALUE                                     $6,591,000
                                                                      ==========

Less:
Foothill's recovery                                  $ 15,000,000
Less:
Chapter 7 trustee fees and expenses                  $    200,000
Less:
Chapter 11 administrative expenses                   $    550,000
Less:
Priority claims,
excluding administrative expense claims              $    250,000

                                                     ============


(1)   Balance for unsecured claims     $(16,000,000)
(2)   Total amt of unsecured claims    $ 11,000,000

%     OF THEIR CLAIMS WlIICH UNSECURED CRED1TORS WOULD RECEIVE OR RETAIN IN A
      CH. 7 LIQUIDATION:                =  0%

%     OF THEIR CLAIMS WHICH UNSECURED CREDITORS WILL RECEIVE OR RETAIN UNDER
      THIS PLAN:                        = 26%(4)

      Below is a demonstration, in tabular format, based on the premises described above, that all creditors and interest holders will receive at least as much under the Plan as such crediter or holder would receive under a Chapter 7 liquidation.

--------------------------------------------------------------------------------
                                      PAYOUT PERCENTAGE     PAYOUT PERCENTAGE IN
        CLAIMS & CLASSES               UNDER THE PLAN      CHAPTER 7 LIQUIDATION
        ----------------               --------------      ---------------------
--------------------------------------------------------------------------------
Administrative Claims                        100%                    0%
--------------------------------------------------------------------------------
Priority Tax Claims                          100%                    0%
--------------------------------------------------------------------------------
Class 1 - American Industries, Inc.          100%                    0%
--------------------------------------------------------------------------------
Class 2 - Wage Claims                        100%                    0%
--------------------------------------------------------------------------------
Class 3 - Convenience Class                  100%                    0%
--------------------------------------------------------------------------------
Class 4 - General Unsecured                   26%(4)                 0%
--------------------------------------------------------------------------------
Class 5 - Shareholder Unsecured                0%                    0%
Claims
--------------------------------------------------------------------------------
Class 6 - Interests                            0%                    0%
--------------------------------------------------------------------------------

C. Feasibility

      Another requirement for confirmation involves the feasibility of the Plan, which means that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

      There are at least two important aspects of a feasibility analysis. The first aspect considers whether the Debtor will have enough cash on hand on the Effective Date of the Plan to pay all the claims and expenses which are entitled to be paid on such date. The Plan Proponents maintain that this aspect of feasibility is satisfied as illustrated here:

      Cash Debtor will have on hand by Effective Date        $2,210,000
      To Pay:     Administrative claims                       - 539,000
      To Pay:     Statutory costs & charges                   -     500
      To Pay:     Other Plan Payments due                     - 450,000
                  on Effective Date (estimated)              ----------

----------

      (4) The estimated payout percentage is based upon projections prepared by the Debtor through June 2003, and reflects a going-concern valuation. This estimated valuation does not represent the market value of the shares to be issued, and no assurances can be given that the stock will ever achieve this value, or that a market will exist for the trading of the shares.

      Balance after paying these amounts......................... $1,210,000

The sources of the cash Debtor will have on hand by the Effective Date, as shown above are:

            $   10,000      Cash in DIP Account now
            +        0      Additional cash DIP will accumulate from net
                            earnings between now and Effective Date
            +2,200,100      Borrowing Availability from Foothill Exit Financing

            $2,210,000      Total

      The second aspect of feasibility considers whether the Proponents will have enough cash over the life of the Plan to make the cash payments required under the Plan.

      The Proponents have provided financial statements which include both historical and projected financial information. Please refer to Exhibit B for the relevant financial statements. The Proponents reserve the right to submit supplemental projections in support of the Plan in conjunction with the hearing on confirmation of the Plan. YOU ARE ADVISED TO CONSULT WITH YOUR ACCOUNTANT OR FINANCLAL ADVISOR IF YOU HAVE AND ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

      As the Debtor's financial projections demonstrate, the Debtor will have sufficient cash flow, after paying operating expenses and post-confirmation taxes, each month for the life of the Plan to make the payments to Foothill and AII called for under the Plan. The Proponents believe that the Debtor's financial projections are feasible. Further, as discussed above in Section II.F.4, the Debtor has implemented procedures to both decrease costs and increase income, such that the Debtor believes that its financial projections accurately refiect its anticinated future performance.

                                       V.

                         EFFECT OF CONFIRMATION OF PLAN

A. Discharge

      The Plan provides that upon confirmation, the Debtor shall be discharged of liability for payment of debts incurred before confirmation of the Plan, to the extent specified in Bankruptcy Code ss. 1141. However, the discharge will not discharge any liability imposed by the Plan.

      The rights afforded in the Plan and the treatment of all claims and equity interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all claims and Equity Interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtor, the Debtor-in-Possession, the Reorganized Debtor or any of its assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirrnation Order shall act as of the Effective Date as a discharge of the debts of, claims against, liens on, and equity interests in the Debtor, its assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of claim or equity interest with respect thereto is filed, whether the claim or equity interest is allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution hereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged claim or equity interest shall be precluded from asserting against the Debtor, the Reorganized Debtor, or any of its assets or property any other or further claim or equity interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entrv of the Confirmation Order.

      The discharge provided in the Plan applies only to the Debtor and its assets and properties. The Plan does not seek to release or discharge claims against any party other than the Debtor.

B. Vesting of Property in the Reorganized Debtor

      Except as expressly provided elsewhere in the Plan, the confirmation of the Plan vests all of the property of the estate in the Reorganized Debtor free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity security holders.

C. Cancellation of Stock and Issuance of New Stock

      On the Effective Date, all authorized and issued and outstanding shares of Common or Preferred Stock in the Debtor shall be canceled. As soon as practicable following the Effective Date, the Reorganized Debtor shall issue or reserve two million (2,000,000) shares of Common Stock (the "New Common Stock"). The New Common Stock ultimately will be issued in the following percentages: unsecured creditors 55%; management/employees 15%; and Foothill 30%. Upon confirmation, the issuance of the New Common Stock by the Reorganized Debtor will be authorized without further act or action under applicable law, regulation, rule or order.

      Creditors holding allowed claims in Class 4 shall be issued their pro-rata share of 1,100,000 shares ofthe New Common Stock. Foothill shall be issued 600,000 shares of the New Common Stock. There shall be reserved for management/employees of the Reorganized Debtor 300,000 shares in the aggregate, to be allocated in a manner to be determined by the Board of Directors of the Reorganized Debtor. Each share of the New Common Stock in the Reorganized Debtor will entitle its holder to one vote, and holders of such stock shall have the right to participate proportionately in any dividends.

      The Reorganized Debtor, or such other qualified agent of the Reorganized Debtor's Board of Directors shall select in the future, shall act as its own registrar and transfer agent for the New Common Stock shares to be issued under the Plan.

D. Amendment of Articles of Incorporation of the Reorganized Debtor

      The Debtor's articles of incorporation shall be amended and restated as necessary so that the articles of incorporation of the Reorganized Debtor authorize the issuance of up to 2,000,000 shares of the New Common Stock and prohibit the issuance of non-voting equity securities. The adoption of the amended articles of incorporation shall be deemed to have occurred and be effective as of the

Effective Date without any further action by the directors or stockholders of the Debtor or the Reorganized Debtor.

E. Post-Confirmation Employment and Compensation of Professionals

      After the Confirmation Date, the Reorganized Debtor may employ, without notice, hearing or order of the Bankruptcy Court, such attorneys, accountants and other professionals as it may desire to render services on such terms as it deems reasonable. With respect to services rendered by professional persons employed by the Reorganized Debtor, it shall be authorized to pay for such services, related costs and expenses, without notice, hearing or order of the Bankruptcy Court.

F. Dissolution of Committee

      The appointment of the Creditors Committee shall terminate on the Effective Date of the Plan.

G. Modification of Plan

      The Proponents of the Plan may modify the Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or revoting on the Plan.

      The Proponents of the Plan may also seek to modify the Plan at any time after confirmation only if: (1) the Plan has not been substantially consummated; and (2) the Court authorizes the proposed modifications after notice and a hearing.

H. Post-Confirmation Status Report

      Within 120 days of the entry of the order confirming the Plan, Plan Proponents shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entities.

I. Final Decree

      Once the estate has been fully administered as referred to in Federal Rule of Bankruptcy 3022, the Plan Proponent, or other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

                                       VI.

                             SUPPORTING DECLARATION

      I, Brian Zientek, declare under penalty of perjury under the laws of the United States of America that the following statements are true and based upon personal knowledge.

      1. I am the Chief Executive Officer of The Sirena Apparel Group, Inc. (the "Debtor"). I make this declaration in support of the "Disclosure Statement Describing Chapter 11 Plan Proposed by the Debtor and the Official Committee of Unsecured Creditors" (the "Disclosure Statement").

      2. The Debtor's bankruptcy counsel, Danning Gill Diamond & Kollitz, LLP, and Moss Adams, LLP, the Debtor's financial consultant, prepared this document with the assistance of Richard Matthews, the Debtor's reorganization consultant, subject to my review.

      3. The source of all financial data is the Debtor's books and records, kept in the ordinary course of the Debtor's business and information prepared by the Debtor's financial professionals, with my assistance and that of the Debtor's internal accounting staff.

      4. All facts and representations in the Plan and Disclosure Statement are true and correct to the best of my knowledge.

      5. To the best of my knowledge, no fact material to a claimant or equity security holder in voting to accept or reject the proposed Plan has been omitted.

      6. The cash flow projections and the other financial documents were prepared by Moss Adams, LLP, the Debtor's financial consultant with my input and review.

      I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

      Executed on June 15, 2000, at Los Angeles, California.

Date: June 15, 2000

                                       THE SIRENA APPAREL GROUP, INC.


                                       By: /s/ Brian Zientek
                                           -------------------------------------
                                           BRIAN ZIENTEK
                                           Chief Executive Officer


                                       OFFICIAL COMMITTEE OF UNSECURED
                                       CREDITORS


                                       By: /s/ David Ryan
                                           -------------------------------------
                                           DAVID RYAN
                                           Chair of the Official Committee of
                                           Unsecured Creditors


APPROVED AS TO FORM:

                                       DANNING, GILL, DIAMOND & KOLLITZ, LLP


                                       By: /s/ David A. Gill
                                           -------------------------------------
                                           DAVID A. GILL
                                           ANNE E. WELLS
                                           Attorneys for The Sirena Apparel
                                           Group, Inc.


                                       BUCHALTER, NEMER. FIELDS & YOUNGER


                                       By: /s/ Benjamin S. Seigel
                                           -------------------------------------
                                           BENJAMIN S. SEIGEL
                                           Attorneys for Official Committee of
                                           Unsecured Creditors

                                   EXHIBIT A.1


                                   Exhibit A.1

                        EXHIBIT A.1 - LIST OF ALL ASSETS
                        (Estimated as of Effective Date)

                  Assets                           Projected Value
                  ------                           ---------------

           Accounts Receivable                      $ 7,000,000
           Inventories:
             Raw Materials                            1,230,000
             Work-in-Progress                           650,000
             Finished Goods                           2,120,000
           Prepaid and Deposits                         500,000
           Fixed Assets                               2,050,000
           Trademarks                                 5,000,000
                                                    -----------
                      TOTAL                         $18,550,000


                                  Exhibit A.1-1

                                   EXHIBIT B.2


                                   Exhibit B.2

                         The Sirena Apparel Group, Inc.
                         Consolidated Income Statements
                     Fiscal Years Ending 6/30/00 and 6/30/99

                                      =========================================
                                      Fiscal Year Ended       Fiscal Year Ended
                                         6/30/00 (*)                6/30/99
                                      =========================================
Net Sales                               $ 32,047,360            $ 53,548,096

COS                                       22,112,453              43,692,464
                                      -----------------------------------------
     Gross Profits                         9,934,907               9,855,632
Operating Expenses                         9,067,333              21,484,857
                                      -----------------------------------------
     Operating income                        867,574             (11,629,225)
Depreciation and Amortization                639,247                 749,600
                                      -----------------------------------------
     EBITDA                             $  1,506,821            $(10,879,625)
Interest, Fees                             3,511,010               1,228,855
Chapter 11 Expenses                        1,233,148                      --
                                      -----------------------------------------
Net Income/(Loss)                       $ (3,876,584)           $(12,858,080)
                                      =========================================

(*)  April 30th, Actual Plus Two Months Projections


                                  Exhibit B.2-1

                                   EXHIBIT B.3


                                   Exhibit B.3

                           Sirena Apparel Group, Inc.
                            Projected Balance Sheets
                            Pre & Post Reorganization
                              Dollars in thousands

                                         Pre Reorganization  Post Reorganization
                                              Beginning            Beginning
                                               Balance              Balance
                                         ------------------  -------------------
                      Assets
Current assets:
      Cash                                          10.0              10.0
      Accounts Receivable                        7,000.0           7,000.0
      Inventory                                  4,000.0           4,000.0
      Income taxes receivable                        0.0               0.0
      Prepaid expenses                             500.0             500.0
                                         ------------------  -------------------
           Total current assets                 11,510.0          11,510.0
                                         ------------------  -------------------
Property and equipment, net of
      accumulated depreciation                   4,400.0           2,050.0
Reorganization value in excess of book               0.0           5,586.0
Intangible Assets                                5,000.0           5,000.0
                                         ------------------  -------------------
                                                20,910.0          24,146.0
                                         ==================  ===================

Liabilities and Stockholders' Equity
Current liabilities:
      Foothill advance account                   5,700.0           5,700.0
      Administrative & priority costs              925.0             925.0
      Accounts payable - pre-petition           10,635.0               0.0
      Accounts payable - DIP                       800.0             800.0
      Accrued expenses                             900.0             500.0
      Foothill success fee                         600.0               0.0
      Foothill facility / closing fee              210.0             210.0
      Current portion LTD & lease                    0.0               0.0
      Income taxes payable                           0.0               0.0
                                         ------------------  -------------------
           Total current liabilities            19,770.0           8,135.0
                                         ------------------  -------------------

Long term debt & leases                              0.0               0.0
Subordinated debt                                  365.0             365.0
Foothill Loan                                   10,000.0          10,000.0
                                         ------------------  -------------------
                                                10,365.0          10,365.0
                                         ------------------  -------------------
Stockholders' equity:
      Common stock                                   0.0           5,586.0
      Accumulated deficit                       (9,225.0)              0.0
      Retained earnings                              0.0              60.0
                                         ------------------  -------------------


                                  Exhibit B.3-1

                                                (9,225.0)          5,646.0
                                         ------------------  -------------------
                                                20,910.0          24,146.0
                                         ==================  ===================


                                  Exhibit B.3-2

                                   EXHIBIT B.4


                                   Exhibit B.4

                           Sirena Apparel Group, Inc.
                         Projected Statements of Income
             for the Fiscal Years Ending June 30, 2001, 2002 & 2003

                              Dollars in thousands

                                            ------------------    -------------------     ----------------
                                               FYE 06/30/01          FYE 06/30/02           FYE 06/30/03
                                                   Total                 Total                  Total
                                            ------------------    -------------------     ----------------
Net sales                                         27,733.5               35,710.9             42,420.5

Cost of goods sold                                17,477.5               22,441.0             26,409.2
                                            ------------------    -------------------     ----------------
           Gross Profit                           10,256.0               13,269.9             16,011.3

Operating Expenses:                                9,295.3                9,726.1             10,319.9
                                            ------------------    -------------------     ----------------
      Operating income before interest               960.7                3,543.8              5,691.5
                                            ==================    ===================     ================
                               INTEREST            2,135.6                2,500.0              2,000.0

                                 EBITDA            1,424.7                4,007.7              6,169.3


                                  Exhibit B.4-1

                         The Sirena Apparel Group, Inc.
               Assumptions for Plan of Reorganization Projections

General Assumptions

1. Sirena will remain in current building and continue with all current operations.

2. Sirena will sublet a portion of its premises as of October 2000 at an expected $25,000 per month.

Balance Sheet

3. All bankruptcy items are paid as of the Plan Effective date; i.e. administrative and priority costs, which include professional fees, lease cure payments, wage and commission claims and administrative convenience claims.

4. The Foothill DIP success fee of $600,000 is converted to equity. A closing fee of $210,000 is paid over the first 12 months. An annual facility fee of $210,000 is accrued monthly and paid over the subsequent 12 months.

5. $10 million of the Foothill Loan as of the effective date becomes long term debt on which interest only payments are made in the first year (at a rate of 10% per annum). The remainder of the loan will be the beginning balance of the revolver, which will accrue interest at the rate of prime + .25% (assumed to be 9.25% on the financial projections).

6. Subordinated debt equals $365,000 on plan effective date, which accrues interest at the rate of 12% per annum. Interest only payments are made at the end of each quarter during the first thirty-six months. The principal will be paid off in the thirty-seventh month.

7. All unsecured claims are assumed to be converted to 55% of the equity in the reorganized company. Foothill will receive 30% of the new equity and 15% will be reserved for management. All old equity is cancelled.

Statement of Income

8.    Gross Sales for FY2001 assumes no new labels.

      New labels will be licensed after the effective date and will begin sales in FY2002.

Cash Flow

9. Beginning Accounts Payable at effective date is assumed to be paid within 60 days.

      New Accounts Payable is assumed to be paid in 60 days, with the exception of trim which will be paid in 30 days.

10. Upon intended rejection of Winthrop leases as of 9/1/00, a capital expenditure of approximately $180,000 is assumed to replace computer equipment currently leased from Winthrop.


                                  Exhibit B.4-2

                                    EXHIBIT C


                                    Exhibit C